Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

TRUMP MEDIA & TECHNOLOGY GROUP CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	37,969,380	(1)	$35.75	(2)	$1,357,405,335.00	0.00014760		$200,353.03
Total Offering Amounts								$1,357,405,335.00			$200,353.03
Total Fees Previously Paid											$0
Total Fee Offsets										$
Net Fee Due											$200,353.03

(1)
Consists of (i) 200,000 shares of Common Stock issued as a commitment fee under that certain standby equity purchase agreement (the “SEPA”), dated July 2, 2024, by and among Trump Media & Technology Group Corp (the “Company”) and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), (ii) 125,000 shares of Common Stock issued to EF Hutton LLC (“EF Hutton”)  as placement agent for the transactions contemplated by the SEPA that are hereby registered for sale by EF Hutton, and (iii) up to 37,644,380  shares of Common Stock that the Company may, in its discretion, elect to issue and sell to Yorkville, from time to time after the date of this prospectus, pursuant to the SEPA, subject to satisfaction of the conditions set forth therein.

(2)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on June 28, 2024 ($35.75 per share of Common Stock). This calculation is in accordance with Rule 457(c).